November 5, 2026
Matthew Omer
matthew.omer@buzzfeed.com
Re:    Employment Agreement
Dear Matt:
This letter shall confirm a formal Employment Agreement (“Agreement”) by and between Buzzfeed Media Enterprises, Inc., a Delaware Corporation (“Buzzfeed” or the “Company”), and Matthew Omer, an individual (“Employee”), in which the Company shall employ Employee on the terms and conditions set forth below. Buzzfeed and Employee are sometimes referred to herein as the “Parties” or each individually as a “Party”.

1)JOB TITLE:	Chief Financial Officer
2)JOB DESCRIPTION:	To conduct job duties consistent with Employee’s job title and such other tasks as the Company may from time to time require, including but not limited to duties on behalf of other Company or Company-affiliate or affiliated properties.
3)INITIAL TERM:
The initial term of this Agreement shall commence November 9, 2026 and shall run through and including November 8, 2028 (“Initial Term”). The Initial Term and/or any Renewal Option Term may be referred to herein individually or collectively as the “Term”.

Employee’s Initials:________	Buzzfeed Initials:________

4)COMPENSATION:
A. Salary
Employee’s annual salary (“Salary”) shall be six hundred thousand dollars even ($600,000.00) for the first year of the Initial Term, six hundred and twenty thousand dollars ($620,000.00) for the second year of the Initial Term and shall increase annually as set forth below for the applicable Renewal Option Term. Salary to be paid in accordance with the Company’s then-current payroll policy, throughout the Term, and subject to federal, state, and local taxes and other legally required withholdings.

Renewal Option 1:    $640,000
Renewal Option 2:    $660,000
Renewal Option 3:    $680,000
Renewal Option 4:    $700,000
Renewal Option 5: $720,000

B. Target Bonus
The Employee's annual target bonus (the "Target Bonus") shall be 50% of the calendar year’s salary, prorated for any “stub” periods covered by this Agreement. The actual amount of the Target Bonus, if any, to be determined by the Company in accordance with the terms of the applicable bonus plan which shall be provided to Employee.
C. Retention Bonus
The Employee shall receive a one time retention bonus of one hundred thousand dollars ($100,000) which shall be paid to Employee in or around March 2027.
D. Equity
Each year of the Term, you will be approved for an award of $400,000 in Restricted Stock Units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan”). Each grant of the RSUs will vest on the date one day after the Employee’s anniversary (i.e., November 10, 2027 for the first grant, November 10, 2028 for the second grant, and so on). In each case, the grant and vesting is subject to continued employment on the applicable vesting dates.
Employee understands that nothing in this paragraph changes the length of the Term or requires the exercise of Renewal Option Terms (as provided for below). Vesting and continuation of the RSUs is earned only by continuing service as an employee of BuzzFeed or its affiliates. In addition, Employee’s grant of RSUs is subject to the terms and conditions of the Plan and the RSU Agreement issued under the Plan.
The Parties acknowledge that this Agreement shall not prejudice Employee’s eligibility for inclusion in any discretionary stock grant in any calendar year.

5)RENEWAL OPTION TERMS:
Buzzfeed shall have the sole option to renew the Initial Term to employ Employee for five (5) additional, consecutive one (1) year renewal terms (the “Renewal Option Terms”). The Renewal Option Terms are set forth as follows:
Renewal Option Term 1: November 9, 2028 – November 8, 2029
Renewal Option Term 2: November 9, 2029 – November 8, 2030
Renewal Option Term 3: November 9, 2030 – November 8, 2031
Renewal Option Term 4: November 9, 2031 – November 8, 2032
Renewal Option Term 5: November 9, 2032 – November 8, 2033
The Renewal Option Terms shall be automatically exercised annually unless notice to terminate the Agreement is given by Buzzfeed to Employee at the address stated herein at least sixty (60) days prior to the expiration of the then-current Term.

Employee’s Initials:________	Buzzfeed Initials:________

6)EXCLUSIVITY:
Employee further understands and agrees that the services Employee furnishes to the Company and the rights and privileges granted to the Company by Employee are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value. During the Term, Employee shall perform Employee’s duties faithfully and to the best of Employee’s ability and shall devote Employee’s full business efforts and time exclusively to Buzzfeed and shall not engage in any outside business activities, except as permitted by law. Notwithstanding the foregoing, Employee may seek approval (email sufficient) per the Company’s Conflict of Interest Policy (as may be amended from time to time in the Company’s sole, absolute and unfettered discretion) to serve as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, be involved in other opportunities including civic and charitable activities, and may manage Employee’s personal investments; provided, however, that in no event shall Employee engage in any of the foregoing activities to the extent doing so would conflict or materially interfere with Employee’s obligations to Buzzfeed.

7)APPROVALS:	Buzzfeed shall have prior approval over all agreements proposed by Employee to be entered into by Buzzfeed, such approval to be in Buzzfeed’s sole, absolute and unfettered discretion.
8)EXPENSES:	Buzzfeed shall reimburse Employee for all reasonable and necessary business-related expenses subject to Buzzfeed’s expense reimbursement policies in effect from time to time (including, as applicable, pre-approval), which policies are subject to change at the sole, absolute and unfettered discretion of BuzzFeed.
9)MEDICAL/ DENTAL:	Buzzfeed shall make available to Employee medical and dental benefits in accordance with Buzzfeed’s medical plan, which medical plan is subject to change at the sole, absolute, and unfettered discretion of Buzzfeed.
10)SICK DAYS, LEAVE, AND VACATION:	Employee shall be entitled to sick day, leave, and vacation benefits subject to the Company’s policies in effect from time to time, which policies are subject to change at the sole, absolute and unfettered discretion of BuzzFeed.
11)MATERIALS:	All contracts, files, sales materials, tapes, and other materials provided or made available to Employee in connection with Employee’s services hereunder will remain the property of Buzzfeed. In addition, all equipment provided to Employee will remain the property of Buzzfeed.

Employee’s Initials:________	Buzzfeed Initials:________

12)TERMINATION:
Notwithstanding anything to the contrary, Buzzfeed (but not Employee) is entitled, in its sole and complete discretion, to terminate Employee’s employment at any time, for any or no reason, without penalty or payment to Employee through the remainder of the Term, except as expressly set forth herein in this Section 12. If Buzzfeed terminates Employee’s employment without “Cause” (as defined below), Buzzfeed shall continue to pay Employee’s Salary and Employee’s COBRA continuation coverage for the remainder of the then-current Term (the “Severance”); provided, that: (a) Employee executes and does not revoke a confidential general release of all claims against Buzzfeed using BuzzFeed’s standard form release; and (b) Employee, to the extent permitted by law, complies with all restrictive covenants in this Agreement and any other post-employment obligations applicable to Employee. If applicable, continued payments of Salary as provided by this Section shall occur reasonably soon after the later of: (I) Employee’s execution of the release, or, (ii) if applicable, the expiration of any revocation period following such release’s execution. “Cause” for the purposes of this Agreement is defined as (i) fraud, misappropriation, embezzlement, and similar felonious or tortious acts; (ii) Employee’s intentional or willful breach of the provisions of this Agreement or the Company’s policies; (iii) Employee’s repeated willful failure to perform services hereunder; and/or (iv) Employee’s incapacity to perform services hereunder in excess of ninety (90) days. For the avoidance of doubt, (a) a termination of employment on account of Employee’s disability (as defined under Buzzfeed’s long-term disability policies as in effect from time to time) and (b) the failure to exercise a Renewal Option Term; (c) the failure to renew this Agreement; and/or (d) the failure to continue to employ Employee after the Term, shall not be a termination of employment by Buzzfeed without Cause.
Notwithstanding the foregoing, if Employee is eligible for post-employment payments and/or benefits pursuant to any plan(s) from the Employer (including but not limited to the Change in Control Plan and/or Executive Severance Plan), any payments or benefits provided for in such plans shall be credited against any amounts and/or benefits due as Severance. For example, if the Employee would receive nine months of salary and benefits under the Executive Severance Plan, and the Employee was terminated without cause five months before the end of the Term, the Employee would not receive any sums or benefits as Severance. As a second example, if the Employee would receive nine months of salary and benefits under the Executive Severance Plan, and the Employee was terminated without cause 11 months before the end of the Term, the Employee would receive two months of Severance (nine months from the Executive Severance Plan followed by two months of Severance).

Employee’s Initials:________	Buzzfeed Initials:________

13)CONFIDENTIALITY:	To the extent permitted by applicable law, Employee shall not disclose the terms and conditions of this Agreement other than to Employee’s immediate family members, personal attorney, accountant, or financial advisor, unless otherwise permitted by applicable law. All confidential information or proprietary information developed by and/or received by Employee, under any circumstances during and/or after the Term of this Agreement belongs to Buzzfeed and Employee shall not disclose any such information without Buzzfeed’s prior written consent, unless such information must be disclosed under a subpoena or other governmental order.
14)ASSIGNMENT OF INTELLECTUAL PROPERTY:
Employee shall promptly and fully disclose all Intellectual Property (as defined below) to Buzzfeed. Employee hereby assigns and agrees to assign to Buzzfeed the Employee’s full right, title, and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by Buzzfeed to assign the Intellectual Property to Buzzfeed and to permit Buzzfeed to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. During the Term of this Agreement, Employee will not charge Buzzfeed for time spent in complying with these obligations. All copyrightable works that Employee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by Buzzfeed. For the purposes of the foregoing, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off Buzzfeed’s premises) during the Employee’s employment that relate to either any actively planned activity of Buzzfeed or any of its affiliates or that result from any work performed by Employee for Buzzfeed or any of its affiliates, or that make use of confidential information or any of the equipment or facilities of Buzzfeed or any of its affiliates.
Attached hereto as Exhibit A is a notice provided to Employee pursuant to Section 2870 of the California Labor Code. Employee acknowledges that Employee has read and understands such notice.

15)NON-SOLICITATION:
During the Term and for two (2) years following the termination of Employee’s employment with Buzzfeed for any reason, Employee shall not, directly or indirectly, solicit, entice, or attempt to persuade any officer, employee, or consultant of Buzzfeed to leave the services of Buzzfeed for any reason.

Employee’s Initials:________	Buzzfeed Initials:________

16)COOPERATION:	During and after Employee’s employment, Employee shall reasonably cooperate with Buzzfeed in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Buzzfeed which relate to events or occurrences that transpired while Employee was employed by Buzzfeed (other than those in which Employee is adverse to Buzzfeed). Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Buzzfeed without necessity of a subpoena. Buzzfeed shall reimburse Employee for all documented out-of-pocket expenses incurred by Employee. Buzzfeed shall use its commercially reasonable efforts to schedule cooperation time and location to accommodate Employee’s other commitments.
17)LAW GOVERNING:	This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and fully performed in California, without regard to principles of conflict of laws.
18)ARBITRATION OF DISPUTES:
Any and all controversies, claims, or disputes arising out of or relating to this Agreement, its enforcement, interpretation, performance, expiration, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment with Buzzfeed (pursuant to this Agreement or otherwise), or termination thereof, shall, subject to Section 18, be settled by binding arbitration, in accordance with the terms of Exhibit B hereto.
Employee Initials: _______________

19)NOTICES:
Unless otherwise provided herein, all notices, requests, and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) email, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below.
If to the Company:     Buzzfeed, Inc.
Office of the General Counsel
50 West 23rd Street
New York, NY 10010

AND

notices@buzzfeed.com
david.arroyo@buzzfeed.com
chandler.bondan@buzzfeed.com

If to the Employee: To the Employee’s principal residence as reflected in the records of the Company. If by email, to the Employee’s email as reflected in the Company’s records.
All such notices, requests, and other communications shall be deemed to have been given when sent (or the following business day in the case of emails or facsimiles delivered after normal business hours). Either Party may change its address or email address to which notices, requests, and other communications hereunder are to be delivered by giving the other Parties hereto notice in the manner then set forth.

Employee’s Initials:________	Buzzfeed Initials:________

20)ASSIGNMENT:	This Agreement may be assigned at any time by Buzzfeed to any affiliate entity or third (3rd) party as determined by Buzzfeed in its sole, absolute and unfettered discretion without the prior consent of Employee.
21)WAIVERS:	All waivers under this Agreement shall be in writing. No waiver by any Party hereto of any breach or anticipated breach of any provision of this Agreement by any other Party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other Party.
22)NO ADVERSE CONSTRUCTION:	Each Party having the opportunity to be represented by counsel of its or his/her choice and to participate in the negotiation and drafting of this Agreement, the rule that a contract is to be construed against the Party drafting the contract is hereby waived and shall have no applicability in construing the terms of this Agreement.
23)HEADINGS:	The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provisions hereof or thereof.
24)SEVERABILITY:	If any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate this Agreement, but this Agreement shall be construed as if not containing the illegal part, and the rights and obligations of the Parties shall be construed and enforced accordingly.
25)COUNTERPARTS:	This Agreement may be executed by the Parties in separate counterparts (including electronic and facsimile counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Employee’s Initials:________	Buzzfeed Initials:________

26)ADVICE OF COUNSEL:	Employee acknowledges that Employee obtained, or had the right and opportunity to obtain, the advice of independent legal counsel regarding the negotiations and effect of the terms and provisions of this Agreement.
27)ENTIRE AGREEMENT:
This Agreement, effective as of the date hereof, supersedes all existing agreements between Buzzfeed and Employee, whether oral, written, expressed or implied, and contain the entire understanding and agreement with respect to the subject matter hereof and thereof between the Parties; provided, however, that the previously signed Proprietary Information and Inventions Agreement (“PIIA”) and Conflict of Interest Policy remain in effect and are incorporated herein, and the Employee further remains subject to all Company policies not expressly superseded hereby (including as those policies may from time to time be changed in the sole, absolute, and unfettered discretion of BuzzFeed). Further, this Agreement shall not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by the Parties to this Agreement.
Nothing herein is intended to change Employee’s participation in or eligibility for the Change of Control, Executive Severance Plan, or Long-Term Incentive Program (LTIP) of BuzzFeed, Inc. In the event of any conflict between the provisions of this Agreement and the provisions of the PIIA or Conflict of Interest Policy, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

Buzzfeed Media Enterprises, Inc.		Matthew Omer, an individual
By:	/s/ Chandler Bondan	/s/ Matt Omer
Name:	Chandler Bondan
Title:	Chief People Officer

EXHIBIT A
INVENTION ASSIGNMENT NOTICE
You are hereby notified that the Agreement between you and Buzzfeed Media Enterprises, Inc. does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code which provides:
a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own

Employee’s Initials:________	Buzzfeed Initials:________

time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer;
2)    Result from any work performed by the employee for the employer.
b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B
ARBITRATION AGREEMENT
In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of our employment relationship, including but not limited to the foregoing Agreement, both you and the Company agree to submit such claim to binding arbitration administered by the American Arbitration Association in accordance with its then current Employment Arbitration Rules and mediation procedures (a printed copy of which may be obtained from Human Resources at any time, or may be viewed online at www.adr.org). This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce.
THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO SUBMIT DISPUTES TO COURT FOR RESOLUTION.
Arbitration shall be conducted in the State and County where you are assigned to report for the Company. The Company and you hereby agree that a judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. The Company shall pay all costs attributable to arbitration, including the administrative fees and costs of the arbitrator. Otherwise, each party shall pay that party’s own costs and attorney’s fees, if any, unless the arbitrator rules otherwise based on applicable law. The arbitrator shall apply the same standards a court would apply to award any damages, attorney’s fees or costs allowed by law. This arbitration provision includes all claims the Company may have against you and all claims that you may have against the Company (including the Company’s affiliates, officers, directors and employees), including without limitation trade secrets, unfair competition, compensation, exempt classification, minimum wage, expense reimbursement, overtime, breaks and rest periods, discrimination, retaliation, harassment (other than sexual harassment), contractual claims, tort claims, common-law claims, and claims arising under the Fair Credit Reporting Act, Pregnancy Discrimination Act, Equal Pay Act, Americans With Disabilities Act, Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Occupational Safety and Health Act, Family and Medical Leave Act, Fair Labor Standards Act, Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Consolidated

Employee’s Initials:________	Buzzfeed Initials:________

Omnibus Budget Reconciliation Act of 1985, the False Claims Act, and state statutes or regulations, if any, addressing the same or similar subject matters, and all other federal or state legal claims. Excluded from this mandatory arbitration provision are: (I) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) sexual harassment claims; and (v) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies (such as the state’s Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or, and any unfair labor charge which is to be brought under the National Labor Relations Act).
Further, the parties agree that claims must be brought in each party’s personal capacity and not as a representative in any class or collective proceeding. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action and the arbitrator will have no authority to hear or preside over any such claim. Any claim that all or part of this class and collective action waiver is invalid, unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator. Otherwise, the arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the validity, applicability, enforceability, unconscionability or waiver of this Agreement, including, but not limited to any claim that all or any part of this Agreement is void or voidable.

Employee’s Initials:________	Buzzfeed Initials:________